ARTICLES OF AMENDMENT

to the

ARTICLES OF INCORPORATION
of
UNICO, INCORPORATED

Pursuant to the provisions of the Arizona Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:  The name of the corporation is Unico, Incorporated.

SECOND:  Article IV of the Articles of Incorporation is amended in its entirety in the manner prescribed by the Arizona Code so as to read as follows:

ARTICLE IV.  The authorized capital stock of this corporation shall consist of five billion (5,000,000,000) shares of common stock, $0.001 par value, said stock to be paid for at such time and in such manner as the Board of Directors may designate, and twenty million (20,000,000) shares of preferred stock, $0.001 par value, said stock to be issued in such manner and having such preferences, limitations and relative rights as the board of directors may designate, as permitted by the Arizona Code.  Such stock shall be issued as fully paid and shall be forever non-assessable. The judgment of the board of directors as to the value of the property taken, or services rendered in exchange for stock, shall be conclusive in the absence of fraud.  No stockholder shall have pre-emptive rights as to any stock now or hereinafter authorized to be issued, but the issuance of stock shall be in the sole discretion of the Board of Directors.

THIRD:  The foregoing amendment was adopted by the vote of the shareholders on February 2, 2006.

FOURTH:  The number of shares of the Corporation outstanding at the time of such adoption was 498,427,896 common shares (1 vote per share) and 10,000,000 Series A Preferred Shares (non-voting); and the number of shares entitled to vote thereon was 498,427,896.  The number of shares indisputably represented at the meeting where the vote occurred was 463,265,250.

FIFTH:  The number of shares voted for such amendment was 346,808,276; and the number of shares voted against such amendment was 110,631,677.  5,825,297 shares abstained.  The number of shares voted for the amendment was sufficient for approval of the amendment.

SIXTH: The foregoing amendment does not effect an exchange,
reclassification or cancellation of shares.

SEVENTH. The amount of stated capital after the amendment is $5,000,000.

Dated this 2nd day of February, 2006

UNICO, INCORPORATED

By /s/ Mark A. Lopez

  Mark A. Lopez, Chief Executive Officer

and /s/ C. Wayne Hartle
                                  C. Wayne Hartle, Secretary